EXHIBIT 10.39

                                                                  March 15, 1994

1

Dr Pepper/Seven-Up Companies, Inc.

Dear 2:

We are pleased to inform you of your selection to participate in the 1994 Performance Award Plan of the Dr Pepper/Seven-Up Corporation (the "Corporation"). This Performance Award Plan (the "Plan") is designed to permit certain key employees an opportunity to augment their annual base salary compensation through cash bonus payments for assisting the Corporation in meeting and/or exceeding certain specified annual objectives.

This is an annual Plan which will be operated only during the 1994 calendar year. The Plan is not automatically renewable. This letter deals only with arrangements with you for the performance period from January 1, 1994 through December 31, 1994.

For achievement of the planned 1994 objectives of the Corporation, as described below, you will earn a performance award bonus (hereinafter the "Bonus" or "Bonuses") based upon the following criteria.

       1. The basis upon which your Bonus, if any, under the Plan will be determined is by the combined 1994 Corporate Fountain/Foodservice planned sales volume for your area of 3 gallons (the "Goal"), as follows.

           Formula:

                              % Achievement of 1994 Goal
- ---------------------------------------------------------------------------------------
            95%                          100%                          100%+

                            Percent of Base Salary* Earned
- ---------------------------------------------------------------------------------------
            10%                           15%                 Additional 1% for each
                                                              percentage point above
                                                                 plan to a maximum
                                                             of 30% of annual salary.
           * Determined as of December 31, 1994

       2. 100% of the Performance Award will be based on achievement of planned sales volume. The maximum Award will be 30% of annual salary. Achievement levels are graduated upward by full percentage points. For example, achievement of 100.8% of plan will be paid as achievement of 100%.

All Bonuses under the Plan will be reviewed by the Chief Executive Officer of the Corporation and evaluated on the following criteria: expense control, policy management, and general professional presentation.

PLAN RULES AND RESTRICTIONS:

The implementation and interpretation of the Plan and the decision to pay any Bonuses thereunder shall be at the sole discretion of the Corporation. The Corporation reserves the right to amend the Plan, including individual objectives and payment schedules during the 1994 calendar year or at any time prior to paying any Bonuses to participants under the Plan. The sole right to cancel the Plan or any Bonuses thereunder is also reserved by The Corporation. Any participant that enters the Plan after the first month of the Calendar year, whether through new hire or new job assignment, will have the Bonus payment prorated from the date of entrance into the Plan. The specific conditions of the Plan are as follows:

       1. The final results of this Plan will be approved by the Chief Executive Officer of the Corporation. Plan participants may not negotiate, interpret, or contest such results.

       2. Payment of all Bonuses will be made within 30 days of the date the performance data is approved by the Chief Executive Officer of the Corporation.

       3. If you are transferred, change job titles or receive a new job assignment within The Corporation during 1994, consideration will be given for the payment of a prorated Bonus payment under the Plan based on the number of months you held your previous position when compared to the achieved results for that position for the full 1994 calendar year. If you are assigned a new job which qualifies for participation in the Plan, you will be notified at that time with confirmation in writing.

       4. Termination of employment from The Corporation for any reason, other than death or disability, prior to December 31, 1994, terminates an individual's eligibility under the Plan and no payment will be made to said individual, unless authorized by the Chief Executive Officer of The Corporation.

       5. If you are disabled or otherwise require an approved leave of absence during the year, Bonuses will be paid at the sole discretion of the Chief Executive Officer of The Corporation.

       6. In the case of your death, The Corporation will review your individual circumstances for consideration of payment of any Bonus.

       7. This Plan and its provisions must be held strictly confidential by you. Except as provided in the immediately succeeding sentence, disclosure of this Plan or any confidential information in connection therewith to any person or firm shall result in the termination of your participation in the Plan if The Corporation, in its sole discretion, deems such termination necessary. You may discuss the Plan and your participation therein in confidence with your immediate supervisor as well as The Corporation's Director of Human Resources and his designated Plan Administrator.

       8. By signing this letter, you acknowledge (i) your understanding and agreement to the provisions of this Plan and (ii) that any Bonus payments thereunder are solely within the discretion of The Corporation.

       9. Please return one copy of the signed letter to the Human Resources Department for our records.

....................................    ....................................
           John R. Albers                         Plan Participant
      Chief Executive Officer

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